Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

Investor Contact: Laura J. Hodges
305-982-2625
lhodges@rccl.com

For Immediate Release

ROYAL CARIBBEAN ORDERS FOURTH QUANTUM-CLASS VESSEL

MIAMI, May 7, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced that it has entered into an agreement with Meyer Werft in Germany to order a fourth Quantum-class ship for delivery in 2019.

“Today’s announcement is a reflection of the success of the first two Quantum-class ships,” said Richard D. Fain, Chairman and CEO, Royal Caribbean Cruises Ltd. “We have received a remarkable response from travel agent partners and travelers, and are thrilled that we’ll be able to deliver another revolutionary ship with our partners at Meyer Werft.”

“The fourth Quantum class vessel will be a trailblazer in smart-ship design and vacation innovation,” said Michael Bayley, President and CEO, Royal Caribbean International. “Royal Caribbean International is synonymous with adventure, and the icons and amenities on this ship will continue to challenge and expand guests’ expectations of the cruise experience.”

Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.3 billion, $0.4 billion, $2.4 billion and $1.3 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.5%, 6.3%, 3.1%, 3.9% and 6.5%, respectively.  These figures do not include potential ship sales or additions that the company may elect to make in the future.

The order is contingent upon the completion of customary conditions, including financing.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture. Together, these six brands operate a combined total of 43 ships with an additional six under construction contracts, and three under conditional agreement. They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents. Additional information can be found at www.RCLcorporate.com.

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